HAM, LANGSTON & BREZINA, L.L.P. Certified Public Accountants	11550 Fugua, Suite 475 Houston, TX 77034 Bus.: 281/481-1040 Fax : 281/481-8485

Positron Corporation
1304 Langham Creek Drive, Suite 300
Houston, Texas 77084

As the Registrant's independent registered public accounting firm, we herby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Registrant's ability to continue as a going concern, dated March 30, 2006 relating to the financial statements of Positron Corporation and to the reference to out firm under the caption "Interests of Named Experts and Counsel" appearing in this Registration Statement on Form SB-2.

/s/ Ham, Langston & Brezina, L.L.P

Houston, Texas
September 20, 2006